FOR IMMEDIATE RELEASE	CONTACT:
Thursday, September 12, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Chief Executive Officer Jim Brannen to Retire

West Des Moines, Iowa, September 12, 2019 - FBL Financial Group, Inc. (NYSE: FFG) today announced that James P. (Jim) Brannen, Chief Executive Officer, has notified the board of directors that he plans to retire in early 2020.

In announcing his plans, Jim stated, “It has been an absolute honor and privilege to work for such a great organization for the past 29 years. I have been fortunate to have been able to work alongside the most talented team in the industry and the best distribution force, the Farm Bureau Financial Services agents and their teams. I am so proud of what we have accomplished together, protecting the livelihoods and futures of our client/members, and partnering with the Farm Bureau to help service the needs of rural America. With our significant emphasis on leadership development and succession planning, I know the best years for our organization lie ahead.”

Commenting on this announcement, Chairman of the Board Craig D. Hill, said, “On behalf of FBL Financial Group and our Board of Directors, I want to thank Jim for his leadership and many years of service. We have been fortunate to have Jim serve as Chief Executive Officer. He has had a deep commitment to the Farm Bureau marketplace and has contributed greatly to FBL Financial Group’s success. During Jim’s tenure as CEO, FBL has been financially strong, with an excellent capital position. We achieved several milestones during his tenure including record revenues, record earnings and an all-time high stock price. We have also had a strong track record of returning significant capital to shareholders each year.”

Brannen has served as FBL Financial Group’s Chief Executive Officer since August of 2012. He has been with the company for 29 years, holding various key positions in finance and executive management including Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Treasurer.

Mr. Hill noted the FBL Financial Group board would anticipate naming a new Chief Executive Officer prior to the end of the year.

FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial

Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.